Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

Sally Beauty Holdings, Inc. Announces the Appointment of Kelly Mooney to the Board of Directors

DENTON, Texas, August 31, 2018 -- Sally Beauty Holdings, Inc. (NYSE: SBH) today announced that Kelly Mooney, the former Chief Experience Officer of IBM iX North America, has been appointed to the Board of Directors. Ms. Mooney brings more than twenty years of experience in consulting services with an expertise in integrated marketing, digital experience, e-commerce, mobile and innovation.

“I am extremely pleased to welcome Kelly to the Board,” stated Bob McMaster, Chairman of the Board of Directors. “She is an innovative leader who brings a wealth of experience, especially in marketing and technology for the retail space. Her strong digital and strategic background will enhance our Board’s breadth of talent and experience. I am confident that Kelly will make a positive contribution as a member of our Board as SBH continues its transformation towards long-term growth.”

“I am honored and excited to serve on the board of Sally Beauty Holdings,” Mooney said. “I look forward to working with the Board and with the company’s outstanding management team to help shape the company’s strategy and digital experience.”

Ms. Mooney joined IBM iX North America in September 2017 and served as Chief Experience Officer until May 2018. Prior to this, Ms. Mooney held various executive roles for Resource/Ammirati, a digital marketing firm, including Chief Executive Officer; President; and Chief Experience Officer and Director of Intelligence. Ms. Mooney helped grow Resource/Ammirati to be one of the largest independent and female-owned digital agencies in the U.S. by attracting numerous Fortune 500 clients. In 2016, Ms. Mooney and her partners sold Resource/Ammirati to IBM to become part of IBM iX, one of the largest digital consultancies in the world.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,170 stores, including approximately 184 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Peru, Chile, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair, skin, and nails through professional lines such as OPI®, China Glaze®, Wella®, Clairol®, Conair® and Hot Shot Tools®, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Aquage®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.